Exhibit (a)(5)

FORM OF
PROMISE TO GRANT STOCK OPTION

          In exchange for your agreement to cancel certain stock options (“Old Option(s)”) you received from OmniVision Technologies, Inc. (“OmniVision”), OmniVision hereby promises to grant you a stock option covering              shares of OmniVision’s common stock on June 5, 2002 (the “New Option”), which is the same number of shares subject to the options which you tendered for exchange and which were cancelled on December 4, 2001. The exercise price of each New Option will be the closing price of OmniVision’s common stock as listed on the Nasdaq National Market on June 4, 2002. Each New Option will vest according to the same vesting schedule as the Old Option it replaces, subject to your continued employment with OmniVision or one of our subsidiaries. Each New Option will otherwise be subject to the standard terms and conditions under OmniVision’s 2000 Stock Plan (the “Plan”) and a new option agreement between OmniVision and you.

          In order to receive the New Option, you must be employed by OmniVision as of June 5, 2002. This promise to grant does not constitute a guarantee of employment with OmniVision or any of our subsidiaries for any period. Your employment with OmniVision or any of our subsidiaries remains “at-will” and can be terminated by either you or OmniVision at any time, with or without cause or notice, subject to the provisions of local law. If you voluntarily terminate your employment with OmniVision or any of our subsidiaries or if your employment is terminated by OmniVision or any of our subsidiaries for any reason before June 5, 2002, you will lose all rights you have to receive any New Options.

          This Promise is subject to the terms and conditions of the Offer to Exchange dated November 1, 2001, the memorandum from Shaw Hong, President and Chief Executive Officer of OmniVision dated November 1, 2001, and the Election Form previously completed and submitted by you to OmniVision, all of which are incorporated herein by reference. These documents reflect the entire agreement between you and OmniVision with respect to this transaction. This Promise may only be amended by means of a writing signed by you and a duly authorized officer of OmniVision.

OMNIVISION TECHNOLOGIES, INC.

By:	Date: , 2001

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